EXHIBIT 99.5

Non-GAAP Measures and Definitions

Annual rental revenue

Annual rental revenue represents the annualized fixed base rental obligations, calculated in accordance with GAAP, for leases in effect as of the end of the period, related to our operating RSF. Annual rental revenue is presented using 100% of the annual rental revenue from our consolidated properties and our share of annual rental revenue for our unconsolidated real estate joint ventures. Annual rental revenue per RSF is computed by dividing annual rental revenue by the sum of 100% of the RSF of our consolidated properties and our share of the RSF of properties held in unconsolidated real estate joint ventures. As of June 30, 2023, approximately 93% of our leases (on an annual rental revenue basis) were triple net leases, which require tenants to pay substantially all real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses (including increases thereto) in addition to base rent. Annual rental revenue excludes these operating expenses recovered from our tenants. Amounts recovered from our tenants related to these operating expenses, along with base rent, are classified in income from rentals in our consolidated statements of operations.

Capitalization rates

Capitalization rates are calculated based on net operating income and net operating income (cash basis) annualized, excluding lease termination fees, for the quarter preceding the date on which the property is sold, or near-term prospective net operating income.

Class A/A+ properties and AAA locations

Class A/A+ properties are properties clustered in AAA locations that provide innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. Class A/A+ properties generally command higher annual rental rates than other classes of similar properties.

AAA locations are in close proximity to concentrations of specialized skills, knowledge, institutions, and related businesses. Such locations are generally characterized by high barriers to entry for new landlords, high barriers to exit for tenants, and a limited supply of available space.

Dividend yield

Dividend yield for the quarter represents the annualized quarter dividend divided by the closing common stock price at the end of the quarter.

Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders

GAAP-basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Nareit Board of Governors established funds from operations as an improved measurement tool. Since its introduction, funds from operations has become a widely used non-GAAP financial measure among equity REITs. We believe that funds from operations is helpful to investors as an additional measure of the performance of an equity REIT. Moreover, we believe that funds from operations, as adjusted, allows investors to compare our performance to the performance of other real estate companies on a consistent basis, without having to account for differences recognized because of real estate acquisition and disposition decisions, financing decisions, capital structure, capital market transactions, variances resulting from the volatility of market conditions outside of our control, or other corporate activities that may not be representative of the operating performance of our properties.

The 2018 White Paper published by the Nareit Board of Governors (the “Nareit White Paper”) defines funds from operations as net income (computed in accordance with GAAP), excluding gains or losses on sales of real estate, and impairments of real estate, plus depreciation and amortization of operating real estate assets, and after adjustments for our share of consolidated and unconsolidated partnerships and real estate joint ventures. Impairments represent the write-down of assets when fair value over the recoverability period is less than the carrying value due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.

Non-GAAP Measures and Definitions (continued)

We compute funds from operations, as adjusted, as funds from operations calculated in accordance with the Nareit White Paper, excluding significant gains, losses, and impairments realized on non-real estate investments, unrealized gains or losses on non-real estate investments, gains or losses on early extinguishment of debt, significant termination fees, acceleration of stock compensation expense due to the resignation of an executive officer, deal costs, the income tax effect related to such items, and the amount of such items that is allocable to our unvested restricted stock awards. Neither funds from operations nor funds from operations, as adjusted, should be considered as alternatives to net income (determined in accordance with GAAP) as indications of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as measures of liquidity, nor are they indicative of the availability of funds for our cash needs, including our ability to make distributions.

	2023 Projected	2022	2021	2020	0	2019	2018	2017	2016	2015	2014	2013
Net income per share attributable to Alexandria’s common stockholders – diluted	$2.72 to $2.78	$3.18	$3.82	$6.01		$3.12	$3.52	$1.58	$(1.99)	$1.63	$1.01	$1.60
Depreciation and amortization of real estate assets	5.55	5.47	5.07	5.01		4.60	4.50	4.35	4.02	3.64	3.15	2.80
Our share of gain on sale of real estate from unconsolidated JVs	—	—	—	—		—	(0.35)	(0.15)	—	—	—	—
Gain on sales of real estate	(1.26)	(3.33)	(0.86)	(1.22)		—	(0.08)	—	(0.05)	(0.17)	(0.03)	—
Impairment of real estate – rental properties	0.98	0.13	0.17	0.32		0.11	—	—	1.29	0.33	0.38	—
Gain on sale of real estate – land parcels	—	—	—	—		—	—	—	—	—	(0.09)	(0.07)
Allocation to unvested restricted stock awards	(0.04)	(0.01)	(0.04)	(0.05)		(0.06)	(0.06)	—	—	—	—	—
Funds from operations per share attributable to Alexandria’s common stockholders – diluted	$7.95 to $8.01	5.44	8.16	10.07		7.77	7.53	5.78	3.27	5.43	4.42	4.33
Unrealized losses (gains) on non-real estate investments	0.84	2.55	(0.30)	(2.96)		(1.44)	(0.96)	—	—	—	—	—
Significant realized gains on non-real estate investments	—	—	(0.75)	—		—	(0.14)	—	(0.06)	(0.18)	—	—
Impairments of real estate – land parcels and non-real estate investments	0.13	0.13	—	0.19		0.15	0.11	0.09	1.47	—	0.34	0.01
Impairment of real estate	0.02	0.27	0.18	0.12		—	—	—	—	—	—	—
Acquisition-related expenses	—	—	—	—		—	—	—	—	—	—	0.02
Loss on early extinguishment of debt	—	0.02	0.46	0.48		0.42	0.01	0.03	0.04	—	0.01	0.04
Loss on early termination of interest rate hedge agreements	—	—	—	—		0.02	—	—	—	—	—	—
Termination fee	—	—	—	(0.68)		—	—	—	—	—	—	—
Acceleration of stock compensation expense due to executive officer resignation	—	0.04	—	0.04		—	—	—	—	—	—	—
Our share of gain on early extinguishment of debt from unconsolidated real estate JVs	—	—	—	—		—	(0.01)	—	—	—	—	—
Preferred stock redemption charge	—	—	—	—		0.02	0.04	0.12	0.79	—	0.03	—
Allocation to unvested restricted stock awards	(0.01)	(0.03)	0.01	0.04		0.02	0.02	—	—	—	—	—
Funds from operations per share attributable to Alexandria’s common stockholders – diluted, as adjusted	$8.93 to $8.99	$8.42	$7.76	$7.30		$6.96	$6.60	$6.02	$5.51	$5.25	$4.80	$4.40

Investment-grade or publicly traded large cap tenants

Investment-grade or publicly traded large cap tenants represent tenants that are investment-grade rated or publicly traded companies with an average daily market capitalization greater than $10 billion for the twelve months ended June 30, 2023, as reported by Bloomberg Professional Services. Credit ratings from Moody’s Investors Service and S&P Global Ratings reflect credit ratings of the tenant’s parent entity, and there can be no assurance that a tenant’s parent entity will satisfy the tenant’s lease obligation upon such tenant’s default. We monitor the credit quality and related material changes of our tenants. Material changes that cause a tenant’s market capitalization to decrease below $10 billion, which are not immediately reflected in the twelve-month average, may result in their exclusion from this measure.

Non-GAAP Measures and Definitions (continued)

Mega campus

Mega campuses are cluster campuses that consist of approximately 1 million RSF or more, including operating, active development/redevelopment, and land RSF less operating RSF expected to be demolished.

Net cash provided by operating activities after dividends

Net cash provided by operating activities after dividends includes the deduction for distributions to noncontrolling interests. For purposes of this calculation, changes in operating assets and liabilities are excluded as they represent timing differences.

Net operating income and net operating income (cash basis)

Net operating income is a non-GAAP financial measure calculated as net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairments of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and investment income or loss. We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it primarily reflects those income and expense items that are incurred at the property level. Therefore, we believe net operating income is a useful measure for investors to evaluate the operating performance of our consolidated real estate assets. Net operating income on a cash basis is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above- and below-market lease revenue adjustments required by GAAP. We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent revenue and the amortization of acquired above- and below-market leases.

Non-revenue-enhancing capital expenditures

Non-revenue-enhancing capital expenditures include revenue-enhancing/repositioning capital expenditures, non-revenue-enhancing capital expenditures, and leasing costs. Costs related to ground-up development or first time conversion of non-laboratory space to laboratory space through redevelopment are excluded from non-revenue-enhancing capital expenditures.

Operating statistics

We present certain operating statistics related to our properties, including number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations as of the end of the period. We believe these measures are useful to investors because they facilitate an understanding of certain trends for our properties. We compute the number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations at 100% for all properties in which we have an investment, including properties owned by our consolidated and unconsolidated real estate joint ventures.